Exhibit 99.1

AGS REPORTS SECOND QUARTER 2021 RESULTS

Second Quarter 2021 Highlights:

•	Net Loss Improved to $3.9 Million Compared to $7.8 Million in Q1 2021
•	Adjusted EBITDA Totaled $32.1 Million, Up More than 20% Over Q1 2021
•	Domestic EGM RPD and Domestic Gaming Operations Revenue Established New Company Records
•	Orion Starwall Footprint Grew to over 520 Games at Quarter End
•	Table Products Adjusted EBITDA Reached a New Quarterly Record of $1.4 Million
•	Interactive Real Money Gaming Revenue More than Doubled to a Record $2.2 Million
•	Generated Over $14 Million of Free Cash Flow YTD; Nearly $120 Million of Available Liquidity as of June 30, 2021
•	Reduced Net Leverage to 5.0x as of June 30, 2021 from 7.5x at December 31, 2020

LAS VEGAS, AUGUST 5, 2021 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its second quarter ended June 30, 2021.

AGS President and Chief Executive Officer David Lopez said, "We were able to leverage our over 15,000 unit domestic EGM installed base, our growing premium game footprint, and the revenue strength witnessed throughout the domestic gaming market to establish new Company records in both domestic EGM revenue per day ("RPD") and domestic EGM gaming operations revenue in the second quarter. Looking ahead, our improved execution and accelerating product momentum across all three of our business segments position us to deliver additional growth and share taking in the coming quarters."

Kimo Akiona, AGS' Chief Financial Officer, added, "The continuous improvement being achieved as a result of our enhanced game content development execution, upgraded product management capabilities, and refined capital deployment processes, sets us on a path to deliver more consistent financial performance, improving our capital returns and leverage profile, and, most importantly, strengthening shareholder value over time."

Summary of the Three Months Ended June 30, 2021, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended June 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Revenues:
EGM	$61,193	$13,957	$70,978	338.4%	(13.8)%
Table Products	2,830	674	2,420	319.9%	16.9%
Interactive	2,814	2,157	1,111	30.5%	153.3%
Total revenues	$66,837	$16,788	$74,509	298.1%	(10.3)%
Income (loss) from operations	$7,428	$(28,749)	$1,995	(125.8)%	272.3%
Net (loss) income	$(3,883)	$(42,639)	$(7,557)	(90.9)%	(48.6)%
(Loss) income per share	$(0.11)	$(1.20)	$(0.21)	(90.8)%	(47.6)%

Adjusted EBITDA:
EGM	$29,453	$(2,191)	$35,541	N/A	(17.1)%
Table Products	1,448	(126)	807	N/A	79.4%
Interactive	1,202	1,164	(603)	3.3%	(299.3)%
Total Adjusted EBITDA(1)	$32,103	$(1,153)	$35,745	N/A	(10.2)%
Total Adjusted EBITDA margin(2)	48.0%	-6.9%	48.0%	N/A	0bps

Second Quarter 2021 Financial Results

•	During March and April and continuing through mid-to-late May 2020, nearly all our customers either closed their facilities or dramatically curtailed operations to slow the spread of the COVID-19 virus. We believe these actions significantly limit the year-over-year comparability of our reported financial metrics, including revenues, income (loss) from operations, net (loss) income, and Adjusted EBITDA. Accordingly, we have included results from the 2019 second quarter in the tables included in this release, as we believe these comparisons provide more meaningful insight into the trajectory of our various business segments.
•	Consolidated revenue totaled $66.8 million compared to $16.8 million and $74.5 million in Q2 2020 and Q2 2019, respectively. Growth in Table Products and Interactive revenue, as compared to the levels achieved in the 2019 second quarter, was more than offset by a 13.8% decline in EGM segment revenue versus Q2 2019 levels. Although North American slot replacement demand has meaningfully improved over the past several months, operators' aggregated capital spend on new equipment purchases remains below pre-COVID-19 levels, pacing our reported EGM revenue decline versus Q2 2019.
•

Gaming operations, or recurring revenue, reached a record $55.0 million versus $10.2 million and $53.6 million in Q2 2020 and Q2 2019, respectively. The growth achieved within our domestic EGM, Table Products, and Interactive recurring revenue businesses, versus the levels reached in Q2 2019, was partially offset by a decline in our international EGM recurring revenue business as our Mexico business continues to navigate COVID-19-related operating restrictions. In aggregate, recurring revenue accounted for 82.3% of our consolidated revenue compared to 60.7% in the prior year's quarter and 71.9% in the 2019 second quarter.

•	Our 2021 second quarter net loss of $3.9 million improved as compared to net losses of $42.6 million and $7.6 million realized in Q2 2020 and Q2 2019, respectively. The year-over-year decline in our reported net loss reflects our improved operating performance and lower depreciation and amortization ("D&A") expense, partially offset by slightly higher interest expense related to our incremental $95 million term loan, which we closed upon in May 2020. Additionally, net loss in the prior year period was negatively impacted by $3.1 million in one-time expenses related to the aforementioned debt financing transaction. The improvement in our reported net loss, as compared to the level reported in Q2 2019, was driven by fewer one-time charges and lower D&A expense, partially offset by slightly higher interest expense.
•

Total Adjusted EBITDA (non-GAAP)(1) was $32.1 million compared to a $1.2 million Adjusted EBITDA loss in Q2 2020 and positive $35.7 million in Q2 2019. Interactive and Table Products Adjusted EBITDA increased sharply relative to the levels achieved in Q2 2019, supported by successful execution of our ongoing revenue growth initiatives in each of the segments. EGM Adjusted EBITDA decreased 17.1% versus Q2 2019 levels, as the upside from our record Q2 2021 EGM gaming operations performance was more than offset by the impact of the ongoing recovery in the North American slot replacement market from post-COVID-19 lows on our EGM unit sales.

•

Total Adjusted EBITDA margin (non-GAAP)(1) improved to 48.0% in the second quarter of 2021 compared to negative 6.9% in Q2 2020. Adjusted EBITDA margin was in line with the level reported in Q2 2019. We attribute the strong Q2 2021 margin performance to a favorable mix of higher-margin recurring revenues and the rate of our revenue recovery from post-COVID-19 lows exceeding the rate of normalization in our operating costs.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended June 30, 2021 compared to Three Months Ended June 30, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended June 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
EGM segment revenues:
Gaming operations	$49,432	$7,535	$50,161	556.0%	(1.5)%
Equipment sales	11,761	6,422	20,817	83.1%	(43.5)%
Total EGM revenues	$61,193	$13,957	$70,978	338.4%	(13.8)%

EGM Adjusted EBITDA	$29,453	$(2,191)	$35,541	N/A	(17.1)%

EGM unit information:
VLT	-	512	517	(100.0)%	(100.0)%
Class II	11,317	12,449	12,154	(9.1)%	(6.9)%
Class III	4,129	4,833	5,750	(14.6)%	(28.2)%
Domestic installed base, end of period	15,446	17,794	18,421	(13.2)%	(16.2)%
International installed base, end of period	7,879	7,969	8,596	(1.1)%	(8.3)%
Total installed base, end of period	23,325	25,763	27,017	(9.5)%	(13.7)%

Installed base - Oklahoma	8,054	9,562	10,083	(15.8)%	(20.1)%
Installed base - non-Oklahoma	7,392	8,232	8,338	(10.2)%	(11.3)%
Domestic installed base, end of period	15,446	17,794	18,421	(13.2)%	(16.2)%

Domestic revenue per day	$33.11	$5.96	$26.16	455.5%	26.6%
International revenue per day	$4.66	$0.02	$8.22	N/A	(43.3)%
Total revenue per day	$23.47	$4.09	$20.49	473.8%	14.5%

Domestic EGM unit sales components:
Casino opening and expansion units	175	83	13	110.8%	N/A
Other	438	64	1,040	584.4%	(57.9)%
Total Domestic EGM units sold	613	147	1,053	317.0%	(41.8)%
International EGM units sold	-	62	128	(100.0)%	(100.0)%
Total EGM units sold	613	209	1,181	193.3%	(48.1)%

Domestic average sales price	$16,902	$19,646	$18,178	(14.0)%	(7.0)%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic gaming operations, or recurring revenue, reached a record $45.9 million compared to $7.5 million and $43.7 million in Q2 2020 and Q2 2019, respectively. Our record-setting domestic gaming operations revenue performance reflects a uniquely healthy gaming macroeconomic backdrop, supported by the consumer's propensity to re-engage in social activities in response to the easing of COVID-19-related operating restrictions and ongoing vaccination efforts, and the continued growth in our higher-yielding premium game footprint.
•	Our domestic EGM installed base was relatively flat on a quarterly sequential basis, as continued growth in our premium game installed base was offset by convert-to-sale activity.
•

Domestic EGM revenue per day ("RPD") of $33.11, a new Company record, increased 26.6% versus the $26.16 achieved in Q2 2019. Domestic EGM RPD increased approximately 22% as compared to the $27.10 realized in the 2021 first quarter. We attribute the record domestic RPD performance to a supportive gaming macroeconomic environment, a greater mix of higher-yielding premium games within our domestic installed base and the opportunistic pruning of lower-yielding units.

International Gaming Operations
•	International gaming operations revenue totaled $3.5 million compared to approximately $0 in Q2 2020 and $6.4 million in Q2 2019. The decline relative to our Q2 2019 performance reflects the degree to which measures implemented to slow the spread of COVID-19, including the imposition of capacity restrictions upon our casino operator partners, have impacted our Mexico business. Additionally, in contrast to the United States, Mexico has not provided any type of fiscal stimulus to support its post-COVID-19 economic recovery.
•	We estimate approximately 65% of our 7,879-unit international installed base was active as of June 30, 2021 compared to 36% as of December 31, 2020.
•	International RPD was $4.66 compared to nearly $0 in Q2 2020 and $8.22 in Q2 2019. International RPD improved more than 58% on a quarterly sequential basis from the $2.94 achieved in Q1 2021, supported by an increase in the number of active playable games in casinos throughout the 2021 second quarter.
•	Our international installed base decreased by 106 units on a quarterly sequential basis, driven by COVID-19-related floor reconfigurations and early execution of a strategic capital efficiency initiative.
Equipment Sales
•	We sold a total of 613 EGM units compared to 209 units and 1,181 units in Q2 2020 and Q2 2019, respectively. EGM unit sales more than doubled versus the 289 units sold in Q1 2021. We attribute the sequential growth in EGM unit sales to greater demand related to new casino openings and expansions, improved AGS game content, and further recovery in core North American replacement unit demand from post-COVID-19 lows.
•	Domestic average sales price ("ASP") was $16,902 versus $19,646 and $18,178 in Q2 2020 and Q2 2019, respectively. The decline in our Q2 2021 domestic ASP was predominantly driven by a higher mix of convert-to-sale and opening and expansion units. Excluding the convert-to-sale units, our domestic ASP would have been approximately $18,200, consistent with the level achieved in Q2 2019.
•	We sold units into 19 U.S. states throughout Q2 2021, with Washington, Kentucky and Arizona emerging as our top three sales markets.
Product Highlights
•	Our premium, lease-only Starwall x Orion ("Starwall") installed base grew to over 520 games at quarter end. Starwall games continue to produce RPD's nicely above our company average. The Starwall's solid game performance and the introduction of additional configuration options have further strengthened operator interest in the product.
•	We recently commenced the commercial launch of our Orion Curve Premium package featuring an extension of our player-favorite game theme, Rakin' Bacon!. Initial installs are delivering game performance nicely above house average, helping to accelerate operator demand.
•	We continue to leverage our exceptional game performance to cultivate additional demand in existing and soon-to-open Historical Horse Racing ("HHR") markets.
•	Our Captain Riches game theme, a member of our Ultimate Choice Jackpots ("UCJ") family of games and available on our Orion Curve cabinet, achieved a top 15 ranking within the "New Core Video Reel" category of the July 2021 Eilers-Fantini Game Performance Report. Follow-on titles within the UCJ family are also delivering game performance above house average, helping to further stimulate demand for our for-sale products.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended June 30, 2021 compared to Three Months Ended June 30, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended June 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Table Products segment revenues:
Gaming operations	$2,793	$497	$2,321	462.0%	20.3%
Equipment sales	37	177	99	(79.1)%	(62.6)%
Total Table Products revenues	$2,830	$674	$2,420	319.9%	16.9%

Table Products Adjusted EBITDA	$1,448	$(126)	$807	N/A	79.4%

Table Products unit information:
Table Products installed base, end of period	4,458	3,962	3,380	12.5%	31.9%
Average monthly lease price	$207	$42	$230	392.9%	(10.0)%

Table Products Quarterly Results

•	Adjusted EBITDA increased 79.4% versus Q2 2019 and 2.6% on a quarterly sequential basis to a record $1.4 million. Adjusted EBITDA margin was 51.2% compared to 33.3% in Q2 2019 and flat sequentially.
•	Gaming operations, or recurring revenue, increased 20.3% compared to Q2 2019 to a record $2.8 million, paced by continued customer adoption of our industry-leading table game progressive products and the growing appeal of our all-inclusive site license offering, the AGS Arsenal. Recurring revenue increased approximately 2% over the levels achieved in Q1 2021.
•

Our installed base increased by 1,078 units versus Q2 2019 and 96 units on a quarterly sequential basis, with growth witnessed across all segments of our diversified Table Products portfolio, including side bets, progressives, premium games, and card shufflers.

•	Operator interest in our industry-leading and expanding table game progressive product suite continues to build, pushing our progressive installed base to a record 1,638 units at quarter end. Customer demand for our Royal 9 Baccarat and Super 4 STAX progressive products remains strong, while the installed base of our highly anticipated Bonus Spin Xtreme ("BSX") progressive eclipsed 20 units as of June 30, 2021. We expect the receipt of additional regulatory approvals and the expansion of BSX to additional game types, including roulette, to accelerate BSX customer adoption in the quarters ahead.
•

We installed 11 additional Dex S poker shufflers in Q2 2021 increasing our total shuffler footprint to 190 units. We are currently undertaking steps to prepare our PAX S specialty game shuffler for a full-scale commercial launch later in the year.

•	We were live with 10 site licenses at the end of Q2 2021 compared to six at the end of Q1 2021. Interest in our AGS Arsenal site license offering continues to grow as our customers look for ways to further enhance the efficiency of their table game operations.

Interactive

Three Months Ended June 30, 2021 compared to Three Months Ended June 30, 2020 and 2019

(Amounts in thousands)	Three Months Ended June 30,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Interactive segment revenue:
Social gaming revenue	$580	$1,095	$890	(47.0)%	(34.8)%
Real-money gaming revenue	2,234	1,062	221	110.4%	910.9%
Total Interactive revenue	$2,814	$2,157	$1,111	30.5%	153.3%

Interactive Adjusted EBITDA	$1,202	$1,164	$(603)	3.3%	(299.3)%

Interactive Quarterly Results

•	Total Interactive revenue increased 30.5% year-over-year to a record $2.8 million, supported by a more than doubling of RMG revenue.
•	Interactive Adjusted EBITDA reached a new record of $1.2 million, marking the segment's sixth consecutive quarter of positive Adjusted EBITDA performance.
•

RMG revenue increased 110.4% year-over-year and more than 60% on a quarterly sequential basis, reaching a record $2.2 million. RMG revenue benefitted from the successful launch of our RMG platform with 10 new iGaming operators across the globe, including our initial launch into the Canadian online market with Lotto Quebec and OLG, along with the continued strong performance of AGS game content.

•	We expect to launch our RMG platform with additional operators and further broaden the catalogue of AGS game content available for play online throughout the second half of 2021.
•	Social gaming revenue declined 47.0% year-over-year and came in 34.8% below Q2 2019 levels. We believe our Q2 2020 B2C Social gaming revenue benefitted from the consumers' preference to stay at home as COVID-19 began to spread, creating a difficult year-over-year comparison for the business. Additionally, a back-end technological matter with one of our third-party platform providers, that has since been fixed, further dampened our Q2 2021 revenue performance. Ongoing implementation of cost efficiency measures helped to mitigate the impact of the Social gaming revenue decline on our reported Interactive Adjusted EBITDA.

Liquidity and Capital Expenditures

As of June 30, 2021, we had $118.7 million of total available liquidity, comprised of an $88.7 million available cash balance and $30.0 million of revolver availability, compared to total available liquidity of $111.7 million at December 31, 2020. The total principal amount of debt outstanding, as of June 30, 2021, was $619.2 million, predominantly comprised of $618.0 million in first lien term loans, which mature in February 2024.

In May 2020, we issued an additional $95.0 million in secured term loans to increase the Company’s cash position and strengthen our financial flexibility in response to the uncertain gaming industry operating environment that emerged following the global spread of the COVID-19 virus. In conjunction with the $95.0 million offering, the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant and implemented a revised calculation of Adjusted EBITDA to measure the net first lien leverage ratio for the first three quarters of 2021. As of June 30, 2021, our net first lien leverage ratio, measured in accordance with the revised calculation of Adjusted EBITDA described above, was 4.1 times, putting us in compliance with our 6.0 times financial covenant.

Subsequent to quarter end, we successfully extended the maturity on our $30 million revolving credit facility to November 2023 from the prior maturity of June 2022.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of June 30, 2021 was approximately $530.5 million compared to approximately $540.8 million at December 31, 2020. Our Total Net Debt Leverage Ratio decreased from 7.5 times at December 31, 2020 to 5.0 times at June 30, 2021 (see Total Net Debt Leverage Ratio Reconciliation below(4)).

Second quarter 2021 capital expenditures totaled $11.5 million, primarily comprised of $6.8 million in growth capital expenditures, which reflect costs associated with the placement of additional units into our leased installed base, and $3.4 million in intangible capital expenditures, inclusive of capitalized internal software development costs. Capital expenditures decreased 23.5% relative to the $15.1 million incurred in the 2019 second quarter, in line with our plans to conservatively manage the use of our cash and only invest in those projects presenting the highest potential return on our investment.

(4) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's second quarter 2021 results on August 5, 2021, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (646) 904-5544 . The conference ID/access code is 715923.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Vice President of Investor Relations, Corporate Development and Strategy

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2021 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$88,688	$81,689
Restricted cash	20	20
Accounts receivable, net of allowance of $2,114 and $2,077, respectively	45,375	41,743
Inventories	26,069	26,902
Prepaid expenses	8,481	4,210
Deposits and other	6,670	4,704
Total current assets	175,303	159,268
Property and equipment, net	74,682	81,040
Goodwill	286,044	286,042
Intangible assets	172,512	187,644
Deferred tax asset	6,850	6,762
Operating lease assets	11,857	9,763
Other assets	9,328	10,259
Total assets	$736,576	$740,778

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,919	$9,547
Accrued liabilities	33,653	26,325
Current maturities of long-term debt	6,923	7,031
Total current liabilities	47,495	42,903
Long-term debt	600,906	601,560
Deferred tax liability, non-current	2,389	2,254
Operating lease liabilities, long-term	11,373	9,497
Other long-term liabilities	28,185	30,781
Total liabilities	690,348	686,995
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2021 and at December 31, 2020; and 36,666,966 and 36,494,002 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	367	364
Additional paid-in capital	384,776	379,917
Accumulated deficit	(333,853)	(321,412)
Accumulated other comprehensive loss	(5,062)	(5,086)
Total stockholders’ equity	46,228	53,783
Total liabilities and stockholders’ equity	$736,576	$740,778

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
Revenues
Gaming operations	$55,039	$10,189
Equipment sales	11,798	6,599
Total revenues	66,837	16,788
Operating expenses
Cost of gaming operations(5)	9,677	5,495
Cost of equipment sales(5)	5,748	4,162
Selling, general and administrative	16,300	8,609
Research and development	9,009	4,931
Write-downs and other charges	64	819
Depreciation and amortization	18,611	21,521
Total operating expenses	59,409	45,537
Income (loss) from operations	7,428	(28,749)
Other expense (income)
Interest expense	11,517	10,894
Interest income	(276)	(120)
Loss on extinguishment and modification of debt	-	3,102
Other (income) expense	(181)	(35)
(Loss) income before income taxes	(3,632)	(42,590)
Income tax (expense) benefit	(251)	(49)
Net (loss) income	(3,883)	(42,639)
Foreign currency translation adjustment	886	575
Total comprehensive (loss) income	$(2,997)	$(42,064)

Basic and diluted loss per common share:
Basic	$(0.11)	$(1.20)
Diluted	$(0.11)	$(1.20)
Weighted average common shares outstanding:
Basic	$36,632	$35,602
Diluted	$36,632	$35,602

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(11,653)	$(57,058)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	37,019	45,890
Accretion of contract rights under development agreements and placement fees	3,316	3,733
Amortization of deferred loan costs and discount	2,680	1,429
Stock-based compensation expense	4,862	2,993
Provision (benefit) for bad debts	205	(199)
Loss on disposition of long-lived assets	191	74
Impairment of assets	653	6
Fair value adjustment of contingent consideration	(56)	794
Benefit for deferred income tax	49	(123)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(3,844)	26,174
Inventories	2,367	101
Prepaid expenses	(4,270)	(1,992)
Deposits and other	(1,920)	1,030
Other assets, non-current	1,706	915
Accounts payable and accrued liabilities	4,588	(15,900)
Net cash provided by operating activities	35,893	7,867
Cash flows from investing activities
Customer notes receivable	-	(2,579)
Purchase of intangible assets	-	(925)
Software development and other expenditures	(7,210)	(5,530)
Proceeds from disposition of assets	22	28
Purchases of property and equipment	(14,191)	(8,057)
Net cash used in investing activities	(21,379)	(17,063)
Cash flows from financing activities
Repayment of first lien credit facilities	(2,694)	(2,694)
Repayment of incremental term loans	(475)	-
Payment of financed placement fee obligations	(2,444)	(3,444)
Proceeds from incremental term loans	-	92,150
Borrowing on revolver	-	30,000
Payment of deferred loan costs	-	(5,744)
Payments of previous acquisition obligation	(257)	(284)
Payments on finance leases and other obligations	(867)	(669)
Repurchase of stock	(788)	(360)
Proceeds from stock option exercise	-	158
Net cash (used in) provided by financing activities	(7,525)	109,113
Effect of exchange rates on cash and cash equivalents	10	(10)
Net increase in cash, cash equivalents and restricted cash	6,999	99,907
Cash, cash equivalents and restricted cash, beginning of period	81,709	13,182
Cash, cash equivalents and restricted cash, end of period	$88,708	$113,089

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$3,042	$-
Leased assets obtained in exchange for new finance lease liabilities	$318	$338

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Net (loss) income	$(3,883)	$(42,639)	$(7,557)	(90.9)%	(48.6)%
Income tax (benefit) expense	251	49	(52)	412.2%	(582.7)%
Depreciation and amortization	18,611	21,521	23,659	(13.5)%	(21.3)%
Other expense	(181)	(35)	(46)	417.1%	293.5%
Interest income	(276)	(120)	(31)	130.0%	790.3%
Interest expense	11,517	10,894	9,560	5.7%	20.5%
Loss on extinguishment and modification of debt	-	3,102	-	(100.0)%	N/A
Write-downs and other(6)	64	819	5,036	(92.2)%	(98.7)%
Other adjustments(7)	283	1,537	429	(81.6)%	(34.0)%
Other non-cash charges(8)	2,053	2,497	2,196	(17.8)%	(6.5)%
Legal and litigation expenses including settlement payments(9)	434	-	3	N/A	N/A
Acquisitions and integration-related costs including restructuring and severance(10)	-	(220)	394	(100.0)%	(100.0)%
Non-cash stock-based compensation	3,230	1,442	2,154	124.0%	50.0%
Total Adjusted EBITDA	$32,103	$(1,153)	$35,745	N/A	(10.2)%

(Amounts in thousands, except Adjusted EBITDA margin)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Total revenues	$66,837	$16,788	$74,509	298.1%	(10.3)%
Adjusted EBITDA	$32,103	$(1,153)	$35,745	N/A	(10.2)%
Adjusted EBITDA margin	48.0%	-6.9%	48.0%	(52.0)%	0.1%

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(7) Other adjustments are primarily composed of costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to initial public offering, net of costs capitalized to equity and the cost of related secondary offerings.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business.

(10) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	June 30,	December 31,
	2021	2020
Total principal amount of debt	$619,193	$622,509
Less: Cash and cash equivalents	88,688	81,689
Total net debt	$530,505	$540,820
LTM Adjusted EBITDA	$106,746	$71,669
Total net debt leverage ratio	5.0	7.5

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Six Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021
Net cash provided by operating activities	$35,893	$9,693	$26,200
Software development and other expenditures	(7,210)	(3,766)	(3,444)
Purchases of property and equipment	(14,191)	(6,109)	(8,082)
Free Cash Flow	$14,492	$(182)	$14,674

(Amounts in thousands)	Six Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020
Net cash provided by operating activities	$7,867	$18,809	$(10,942)
Purchase of intangible assets	(925)	(699)	(226)
Software development and other expenditures	(5,530)	(3,756)	(1,774)
Purchases of property and equipment	(8,057)	(6,150)	(1,907)
Free Cash Flow	$(6,645)	$8,204	$(14,849)